Exhibit 99.2

Civista Bancshares, Inc.

is conducting a public offering

of its common shares.

The company and the underwriters currently contemplate

that the offering period will end on or about February 21, 2017.

The offering is being made in a firm commitment underwriting managed by the securities firms named below and is expected to be for approximately $30 million in the aggregate, but the size of the offering is subject to change. The offering price has not yet been determined but will be determined by negotiations between the company and the underwriters. The company’s common shares trade on the

NASDAQ Capital Market under the symbol “CIVB.” Purchasers in the offering can buy shares from the underwriters and selected dealers without sales commissions.

To receive a copy of the prospectus

and related prospectus supplement for

the offering, please contact:

Stifel Nicolaus

614-789-9354

or contact your regular securities broker.

BOOKRUNNING MANAGERS

Keefe, Bruyette & Woods	Sandler O’Neill + Partners, L.P.
A Stifel Company

CO-MANAGERS

Boenning & Scattergood, Inc.	Hovde Group, LLC

An investment in the common shares is subject to investment risks, including possible loss of the amount invested. This is not an offer to sell or a solicitation of an offer to buy the common shares. The offer is made only by the prospectus and related prospectus supplement. The common shares are not savings accounts, deposits or other obligations of any bank, thrift or other depository institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

Holding Company for Civista Bank